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Exhibit 3.1.1

STATE OF DELAWARE CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

GFI Group Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST:    That at a meeting of the Board of Directors of GFI Group Inc. resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and authorizing the calling of a meeting of stockholders for their consideration and vote on said amendment. The resolution setting forth the proposed amendment is as follows:

  RESOLVED, that the Board of Directors has considered and deems it advisable and in the best interest of the Company and its stockholders that the Company's Second Amended and Restated Certificate of Incorporation be amended to increase the amount of authorized Common Stock, par value $.01 per share, from 100,000,000 to 400,000,000 shares and that the Company submit this proposal to the Company's stockholders for approval in accordance with the Delaware General Corporation Law and that the Board of Directors hereby recommends to the Company's stockholders that the proposal be approved

The first sentence of Article Fourth shall be amended and shall read as follows:

ARTICLE FOURTH

  The total number of shares of stock which the Corporation shall have authority to issue is four hundred and five million (405,000,000) shares, consisting of four hundred million (400,000,000) shares of Common Stock and five million (5,000,000) shares of preferred stock, par value $.01 per share (the "Preferred Stock").

SECOND:    That thereafter, pursuant to resolutions adopted by the Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute and by the Company's Amended and Restated Certificate of Incorporation were voted in favor of the amendment.

THIRD:    That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 11th day of January, 2008.

GFI GROUP INC.
By	/s/ Christopher D'Antuono Authorized Officer
Title:	Assistant General Counsel & Corporate Secretary
Name:	Christopher D'Antuono

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  Exhibit 3.1.1
STATE OF DELAWARE CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION
ARTICLE FOURTH